UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 20, 2012

ViaSat, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-21767	33-0174996
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

6155 El Camino Real Carlsbad, California 92009
(Address of Principal Executive Offices, Including Zip Code)

(760) 476-2200

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At the annual meeting of stockholders of ViaSat, Inc. held on September 20, 2012, ViaSat’s stockholders approved an amendment to the 1996 Equity Participation Plan (as amended and restated effective September 20, 2012, the “Restated Equity Plan”), which increased the number of shares of common stock available for issuance under the 1996 Equity Participation Plan by 4.0 million shares, decreased the fungible share ratio used for purposes of counting “full value awards” granted under the Restated Equity Plan against the shares remaining available under the plan from 2.65:1 to 2:1, and made certain other changes which the Board of Directors of ViaSat believes will more closely align the terms of the Restated Equity Plan with best practices and stockholder interests.

The preceding description of the Restated Equity Plan does not purport to be complete and is qualified in its entirety by reference to the complete text of the Restated Equity Plan, which is filed as Exhibit 10.1 to this report and incorporated herein by reference.

Item 5.07	Submission of Matters to a Vote of Security Holders.

At the annual meeting of stockholders of ViaSat, Inc. held on September 20, 2012, ViaSat’s stockholders voted on the following four proposals and cast their votes as follows:

Proposal 1: To elect Robert Johnson and John Stenbit to serve as Class I Directors.

Nominee	For	Withheld	Broker Non-Votes

Robert Johnson	35,422,361	895,675	3,891,661

John Stenbit	35,989,355	328,681	3,891,661

Proposal 2: To ratify the appointment of PricewaterhouseCoopers LLP as ViaSat’s independent registered public accounting firm for the fiscal year ending March 29, 2013.

For	Against	Abstentions	Broker Non-Votes

39,938,859	256,619	14,219	0

Proposal 3: To conduct an advisory vote on executive compensation.

For	Against	Abstentions	Broker Non-Votes

35,639,664	388,913	289,459	3,891,661

Proposal 4: To approve an amendment to the 1996 Equity Participation Plan (described above).

For	Against	Abstentions	Broker Non-Votes

34,151,391	2,134,108	32,537	3,891,661

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description of Exhibit
10.1	1996 Equity Participation Plan of ViaSat, Inc. (As Amended and Restated Effective September 20, 2012)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 20, 2012	ViaSat, Inc.

	By:	/s/Paul Castor
Paul Castor
Associate General Counsel